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EXHIBIT-99.B
NIPSCO Industries, Inc.

        The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on the 28th day of February, 1996.

                                  NIPSCO Industries, Inc.

                                  By  /s/ Jerry M. Springer
                                    _________________________

Corporate Seal                      Jerry M. Springer
Attest:                             Controller


Nina M. Rausch
Secretary



Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:

                          Jerry M. Springer
                          Controller
                          NIPSCO Industries, Inc.
                          5265 Hohman Avenue
                          Hammond, Indiana  46320-1775